NOT FOR DISSEMINATION IN THE UNITED STATES OR FOR RELEASE TO U.S. NEWSWIRE SERVICES

NR06-22

December 20, 2006

CARDERO ARRANGES PRIVATE PLACEMENTS

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, AMEX; CDY, Frankfurt CR5) is pleased to announce that it has arranged a brokered private placement, on a commercially reasonable efforts basis, of up to 2,000,000 units (the “Units”) and, a non-brokered private placement, of up to 1,500,000 units, at a price of $1.50 per Unit (the “Offering”) to raise total gross proceeds of up to $5,250,000.  Each Unit will consist of one common share of the Company (“Share”) and one-half of a transferable common share purchase warrant.  Each full warrant (the “Warrant”) will be exercisable to acquire one additional Share for a period of 18 months from closing at an exercise price of $2.00.  The Company has also granted the Agent an over-allotment option exercisable at any time prior to closing or the placement of up to an additional 200,000 Units.

Pacific International Securities Inc. (“Agent”) will act as agent for the Offering, and will receive a commission of 7% of the gross proceeds of the brokered portion of the Offering, payable in cash or Units at the election of the Agent.  In addition, the Agent will receive compensation options equal to 8% of the number of Units sold under the brokered portion of the Offering.  Each compensation option will entitle the Agent to purchase one Share at a price of $1.75 (the “Compensation Option”) for a period of eighteen months following the closing of the Offering.  The Company will also pay the Agent’s costs and expenses of the Offering.  A finder’s fee will be payable on the non-brokered portion of the Offering in cash or shares or a combination of both.

All securities issued in the Offering will have a hold period in Canada of four months from the closing of the Offering.

The net proceeds from the Offering are intended to be used to fund exploration programs on the Company’s exploration projects in Peru, Argentina and Mexico, for ongoing mineral property investigations and potential acquisitions, and for general working capital.

The Offering is subject to completion of satisfactory due diligence by the Agent with respect to the Company, completion and execution of appropriate documentation, acceptance for filing by the TSX of the Offering on behalf of the Company and receipt of any required regulatory approvals.

The Company also announces that it has granted incentive stock options to a consultant of the Company to purchase up to 300,000 common shares at a price of $1.70 per share for a period of two years ending on December 20, 2008.

Cardero is well financed and positioned to continue to explore its projects in Mexico, Peru, and Argentina.  The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the American Stock Exchange (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5).  The Company is actively evaluating new gold, copper and iron projects, and continues to maintain an active pipeline of prospects.

For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for a significant mine life, the potential for production and sale of a direct shipping iron concentrate, the ability to recover titanium and vanadium from slag, the possibility of concluding an arrangement with third party purchasers of iron concentrates, the possibility of making a decision to produce materials from the iron sands project, the possibility of the Company being able to utilize the existing shipping facilities at the port of San Nicholas, business and financing plans, business trends and future operating revenues.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, potential and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the inability of the Company to produce a saleable iron concentrate economically, or at all, the inability of the Company to obtain any necessary permits, consents or authorizations required for its activities, the inability of the Company to produce minerals from its properties successfully or profitably, the inability of the Company to continue its projected growth, the inability of the Company to utilize any of the existing infrastructure as part of any production and/or shipping scenario, and the inability of the Company to raise the necessary capital or to be fully able to implement its business strategies, including the two stage production scenario outlined above.

This press release does not constitute an offer to sell, or a solicitation of an offer to sell, any of the foregoing securities in the United States.  None of the foregoing securities have been and, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States disclosure filings via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.